                                                                   EXHIBIT 10(w)

                         2001 PERFORMANCE SHARE PROGRAM


1.  Terms and Conditions

    The terms and conditions of the Performance Shares granted under this Program are contained in the Performance Share Certificate evidencing such Award, this Program and the relevant Plan.

2.  Definitions

    "1991 LTIP" means the Olin 1991 Long Term Incentive Plan.

    "2000 LTIP" means the Olin Corporation 2000 Long Term Incentive Plan.

    "Common Stock" means the common stock of Olin, par value $1.00 per share.

    "Final Share Number" has the meaning specified in Section 3 of this Program.

    "Olin" means Olin Corporation.

    "Plan" means the 2000 LTIP or the 1991 LTIP under which the relevant Performance Share Award was granted.

    "Program" means this 2001 Performance Share Program.

    "Performance Cycle" means, with respect to a Performance Share, a period of three calendar years, beginning with the calendar year in which such Performance Share is granted.

    "Performance Share" means a unit granted under the relevant Plan and this Program, maintained on the books of the Company during the Performance Cycle, denominated as one phantom share of Common Stock, and paid in cash or Common Stock in accordance with this Program.

    "S&P ROC" shall mean the average annual return on capital (calculated in the same manner as Olin's Return on Capital) of the Standard & Poor's MidCap 400 companies, broken out by quintiles.

    Capitalized terms not otherwise defined in this Program shall have the meaning specified in the 2000 LTIP.

3.  Performance Share Awards

    a. Awards of Performance Shares under this Program granted pursuant to the 2000 LTIP are intended to be "performance-based compensation" as that term is used in Section 162(m) of the Code. Each Performance Share Award shall establish a target number of Performance Shares awarded to the Participant named in such Award.

    b. The target number of Performance Shares for each Participant shall be adjusted based upon a comparison of Olin's average annual Return on Capital during the Performance Cycle with the S&P ROC during the Performance Cycle, in accordance with the following chart:

   If Olin's Return on Capital                  The % of the target number of
   for a Performance Cycle is in the:           Performance Shares paid will be:

   5/th/ Quintile of the S&P ROC                              150%
   4/th/ Quintile of the S&P ROC                              125%
   3/rd/ Quintile of the S&P ROC                              100%
   2/nd/ Quintile of the S&P ROC                               50%
   1/st/ Quintile of the S&P ROC                               25%

     c. As soon as practicable after the end of a Performance Cycle, the Company shall calculate the appropriate adjustment, if any, to the target number of Performance Shares (the "Final Share Number") for all Participants whose Performance Share Awards have vested at the end of such Performance Cycle.

4.  Vesting and Forfeiture

     a. Except as otherwise provided by the Committee, the relevant Plan, this Program or the Performance Share Award certificate, an interest in a Performance Share Award shall vest only if the Participant is an employee of the Company or a subsidiary on the last day of the relevant Performance Cycle.

     b. If a Participant's employment with the Company or a subsidiary terminates for cause or without the Company's consent (other than as the result of the Participant's death, disability or retirement) before a Performance Share Award has vested, his or her Performance Share Award shall terminate and all rights under such Award shall be forfeited.

     c. If a Participant's employment with the Company or a subsidiary terminates as the result of his or her disability, (as that term is defined in Section 22(e)(3) of the Code or any successor provision), or retirement under any of the Company's retirement plans before a Performance Share Award has vested, the Participant shall be entitled to a pro rata Performance Share Award, payable solely in cash at the time that the Performance Share Award would otherwise be payable under Section 5. The cash payment shall be equal to the Final Share Number calculated in accordance with Sections 3 and 5 of this Program, multiplied by the Fair Market Value on the last day of the relevant Performance Cycle, multiplied by a fraction with a numerator equal to the number of months during the Performance Cycle the Participant was employed by the Company or a subsidiary (rounded up to the nearest whole month) and a denominator of 36.

     d. If a Participant's employment with the Company or a subsidiary terminates as the result of his or her death before a Performance Share Award has vested, the Participant shall be entitled to a pro rata Performance Share Award, payable solely in cash, as soon as practicable after his or her death. The cash payment shall be equal to the Participant's target number of Performance Shares, multiplied by the Fair Market Value on the date of the Participant's death (or the next trading day, if the Common Stock was not traded on such date), multiplied by a fraction with a numerator equal to the number of months during the Performance Cycle the Participant was employed by the Company or a subsidiary (rounded up to the nearest whole month) and a denominator of 36.

     e. If a Participant's employment with the Company or a subsidiary terminates for any other reason, the Company shall determine the portion, if any, of the Performance Share Award that shall not be forfeited, and the form of payment (cash or shares or a combination) that the Participant shall receive. That determination shall be made by the Committee in the case of any officer, and by the Chairman of the Board, President, Chief Executive Officer, any Vice President or the Vice President, Human Resources, in the case of any non-officer employee.

5.   Payment

     a. Within fifteen (15) days after the determination of the Final Share Number, the Company will (i) issue to each Participant a number of shares of the Common Stock equal to one-half of the Final Share Number, rounded down to the nearest whole share if such number is not a whole number, and (ii) pay the Participant an amount equal to the Fair Market Value of one-half of the Final Share Number of shares of Common Stock on the last day of the Performance Cycle, rounded up to the nearest whole share if such number is not a whole number.

     b. No dividends or dividend equivalents shall be paid on any Performance Shares.

6.   Deferral

     A Participant may elect to defer payment of shares of Common Stock or cash pursuant to this Program in accordance with the terms of the Olin Corporation Employee Deferral Plan.

7.   Miscellaneous

     a. By acceptance of the Award of Performance Shares, each Participant agrees that such Award is special compensation, and that any amount paid will not affect:

     1. the amount of any pension under any pension or retirement plan in which he or she participates as an employee of Olin,
     2. the amount of coverage under any group life insurance plan in which he or she participates as an employee of Olin, or
     3. the benefits under any other benefit plan of any kind heretofore or hereafter in effect, under which the availability or amount of benefits is related to compensation.

     b. The Company will withhold from the distribution of any cash pursuant to Performance Share Awards the amount necessary to satisfy the Participant's federal, state and local withholding tax requirements.